UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Duke Realty Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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600 East 96th Street
Suite 100
Indianapolis, Indiana 46240
(317) 808-6000
March 16, 2006
Dear Shareholder:
      The Board of Directors and officers of Duke Realty Corporation join me in extending to you a cordial invitation to attend our annual meeting of shareholders. This meeting will be held on Wednesday, April 26, 2006, at 3:30 p.m. local time, at the Marriott Indianapolis North Hotel, 3645 River Crossing Parkway, Indianapolis, Indiana 46240. To reserve your seat at the annual meeting, please call 800-875-3366 or send an e-mail to ir@dukerealty.com. As in past years, we believe that both the shareholders and management of Duke Realty Corporation can gain much through participation at this meeting. Our objective is to make it as informative and interesting as possible.
      The formal notice of this annual meeting and the proxy statement appear on the following pages. We hope that you will make plans to attend this meeting. Whether or not you attend, we urge you to vote by mail, by telephone or on the Internet in order to ensure that we record your votes on the business matters presented at the annual meeting.
      We look forward to seeing you on April 26th.

Sincerely,

Dennis D. Oklak
Chairman and Chief Executive Officer

600 East 96th Street
Suite 100
Indianapolis, Indiana 46240
(317) 808-6000
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held April 26, 2006
      Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Duke Realty Corporation (the “Company”) will be held at the Marriott Indianapolis North Hotel, 3645 River Crossing Parkway, Indianapolis, Indiana 46240, on Wednesday, April 26, 2006, at 3:30 p.m. local time. At this meeting, the shareholders will be asked to act on the following matters:

1. To elect 12 directors to serve on the Company’s Board of Directors for a one-year term ending at the annual meeting of shareholders in 2007;

2. To ratify the reappointment by the Board of Directors of KPMG LLP as the Company’s independent public accountants for the calendar year 2006; and

3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
      Only shareholders of record at the close of business on Monday, February 27, 2006 are entitled to notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof. At least a majority of the outstanding shares of common stock of the Company present in person or by proxy is required for a quorum.
YOUR VOTE IS IMPORTANT!
      Submitting your proxy does not affect your right to vote in person if you attend the Annual Meeting. Instead, it benefits the Company by reducing the expenses of additional proxy solicitation. Therefore, you are urged to submit your proxy as soon as possible, regardless of whether or not you expect to attend the Annual Meeting. You may revoke your proxy at any time before its exercise by (i) delivering written notice of revocation to the Company’s Corporate Secretary, Howard L. Feinsand, at the above address, (ii) submitting to the Company a duly executed proxy card bearing a later date, (iii) voting via the Internet or by telephone at a later date, or (iv) appearing at the Annual Meeting and voting in person; provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by the Company’s Corporate Secretary at or before the Annual Meeting, and no such revocation under clause (iii) shall be effective unless received on or before 11:59 p.m., Indianapolis local time, on April 5, 2006.
      When you submit your proxy, you authorize Dennis D. Oklak or Howard L. Feinsand or either one of them, each with full power of substitution, to vote your shares at the Annual Meeting in accordance with your instructions or, if no instructions are given, to vote for the election of the director nominees, for the appointment of the independent auditors for 2006, and to vote on any adjournments or postponements of the Annual Meeting. The Company’s Annual Report for the year ended December 31, 2005 is also enclosed.

By order of the Board of Directors,

Howard L. Feinsand
Executive Vice President,
General Counsel and Corporate Secretary
Indianapolis, Indiana
March 16, 2006

600 East 96th Street
Suite 100
Indianapolis, Indiana 46240
(317) 808-6000
QUESTIONS AND ANSWERS
PROXY STATEMENT
FOR 2006 ANNUAL MEETING OF SHAREHOLDERS
Why did I receive this proxy?
      The Board of Directors of Duke Realty Corporation (the “Company”) is soliciting proxies to be voted at the Annual Meeting. The Annual Meeting will be held Wednesday, April 26, 2006, at 3:30 p.m. local time at the Marriott Indianapolis North Hotel, 3645 River Crossing Parkway, Indianapolis, Indiana 46240. For driving directions to the Annual Meeting, please call 800-875-3366. This proxy statement summarizes the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in person in order to vote.
When was this proxy statement mailed?
      This proxy statement, the enclosed proxy card and the Annual Report were mailed to shareholders beginning on or about March 16, 2006.
Who is entitled to vote?
      All shareholders of record as of the close of business on Monday, February 27, 2006 (the “Record Date”) are entitled to vote at the Annual Meeting.
What is the quorum for the Meeting?
      In order for any business to be conducted, the holders of a majority of the shares of common stock entitled to vote at the Annual Meeting must be present, either in person or represented by proxy. For the purpose of determining the presence of a quorum, abstentions and broker non-votes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) will be counted as present. As of the Record Date, 134,594,597 shares of common stock were issued and outstanding.
How many votes do I have?
      Each share of common stock outstanding on the Record Date is entitled to one vote on each item submitted for consideration.
How do I vote?

By Mail:	Vote, sign, date your card and mail it in the postage-paid envelope.

In Person:	Vote at the Annual Meeting.

By Telephone:	Call toll-free 800-776-9437 and follow the instructions. You will be prompted for certain information that can be found on your proxy card.

Via Internet:	Log on to www.voteproxy.com and follow the on-screen instructions. You will be prompted for certain information that can be found on your proxy card.

How do I vote my shares that are held by my broker?
      If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers offer voting by mail, telephone and on the Internet.
What am I voting on?
      You will be voting on the following proposals:

Proposal One: The election of 12 directors to serve on the Company’s Board of Directors for a one-year term ending at the annual meeting of shareholders in 2007.

Proposal Two: The ratification of the reappointment by the Board of Directors of KPMG LLP as the Company’s independent public accountants for the calendar year 2006.
Will there be any other items of business on the agenda?
      The Board of Directors is not presently aware of any other items of business to be presented for a vote at the Annual Meeting other than the proposals noted above. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to Dennis D. Oklak and Howard L. Feinsand with respect to any other matters that might be brought before the meeting. Those persons intend to vote your proxy in accordance with their best judgment.
How many votes are required to act on the proposals?
      The election of each director requires the affirmative vote of at least a majority of the shareholders present in person or represented by proxy and entitled to vote for the election of directors. An abstention, broker non-vote, or direction to withhold authority will result in a nominee receiving fewer votes, and will have the same effect as a vote against the nominee.
      The approval of the reappointment of KPMG LLP as the Company’s independent public accountants for 2006 requires the affirmative vote of the holders of a majority of the common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes are counted towards a quorum, but will not be treated as a vote against the reappointment and, accordingly, will have no effect on the majority vote required.
      If any shareholder proposal is properly presented at the Annual Meeting, approval of the shareholder proposal will require the affirmative vote of the holders of a majority of the common stock present in person or represented by proxy and entitled to vote. Abstentions are counted towards the tabulation of votes and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
What happens if I return my proxy card without voting on all proposals?
      When you return a properly executed proxy card, the Company will vote the shares that the proxy card represents in accordance with your directions. If you return the signed proxy card with no direction on a proposal, the Company will vote your proxy in favor of (FOR) Proposals One and Two.
What if I want to change my vote after I return my proxy?
      You may revoke your proxy at any time before its exercise by:
      (i) delivering written notice of revocation to the Company’s Corporate Secretary, Howard L. Feinsand, at 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240;
      (ii) submitting to the Company a duly executed proxy card bearing a later date;
      (iii) voting via the Internet or by telephone at a later date; or
      (iv) appearing at the Annual Meeting and voting in person;
provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by the Company’s Corporate Secretary at or before the

Annual Meeting, and no such revocation under clause (iii) shall be effective unless received on or before 11:59 p.m., Indianapolis local time, on April 5, 2006.
Will anyone contact me regarding this vote?
      It is contemplated that brokerage houses will forward the proxy materials to shareholders at the request of the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies by telephone, facsimile, e-mail, or personal interviews without additional compensation. The Company reserves the right to engage solicitors and pay compensation to them for the solicitation of proxies.
Who has paid for this proxy solicitation?
      The Company will bear the cost of preparing, printing, assembling and mailing the proxy, proxy statement and other materials that may be sent to shareholders in connection with this solicitation. The Company may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record by such persons.
How do I submit a proposal for the annual meeting of shareholders in 2007?
      If a shareholder wishes to have a proposal considered for inclusion in the proxy statement for the 2007 annual meeting, he or she must submit the proposal in writing to the Company (Attention: Howard L. Feinsand, Corporate Secretary) so that the Company receives the proposal by November 16, 2006. Shareholders also are advised to review the Company’s by-laws, which contain additional advance notice requirements, including requirements with respect to advance notice of shareholder proposals and director nominations.
      The Board of Directors of the Company will review any shareholder proposals that are timely submitted and will determine whether such proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2007 annual meeting. In addition, the persons named in the proxies retain the discretion to vote proxies on matters of which the Company is not properly notified at its principal executive offices on or before 60 days prior to the 2007 annual meeting, and also retain such authority under certain other circumstances.
What does it mean if I receive more than one proxy card?
      It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and return all proxy cards to ensure that all your shares are voted.
How do I receive future proxy materials electronically?
      If you are a shareholder of record, you may, if you wish, receive future proxy statements and annual reports online. To do so, please log on to www.voteproxy.com and click on “Enroll to receive mailings via e-mail.” You will need to refer to the company number and the account number on the proxy card. If you later wish to receive the statements and reports by regular mail, this e-mail enrollment may be cancelled.
Can I find additional information on the Company’s website?
      Yes. The Company’s website is located at www.dukerealty.com. Although the information contained on the Company’s website is not part of this proxy statement, you can view additional information on the website, such as the Company’s code of conduct, corporate governance guidelines, charters of board committees and reports that the Company files and furnishes with the Securities and Exchange Commission (the “SEC”). A copy of the Company’s code of conduct, corporate governance guidelines and charters of board committees also may be obtained by written request addressed to Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240, Attention: Investor Relations.

PROPOSAL ONE: ELECTION OF DIRECTORS
      The Company’s Board of Directors currently consists of thirteen members. The terms of office for each of the Company’s directors will expire at the Annual Meeting. Based on the recommendation of the Corporate Governance Committee, the Board of Directors has approved a reduction in the size of the Board from thirteen to twelve effective as of the date of the Annual Meeting and, accordingly, has nominated twelve of the current directors for re-election to serve for one-year terms that will expire at the Company’s 2007 annual meeting or until their successors have been elected and qualified. The Board of Directors has also designated Mr. Dennis D. Oklak to continue to serve as Chairman of the Board of Directors effective as of the date of the Annual Meeting.
      No security holder that held a beneficial ownership interest in the Company’s common stock of five percent(5%) or more for at least one year recommended any candidates to serve on the Board of Directors.
      The Company’s Board of Directors believes that all of the nominees for director will be available for election. However, if a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board of Directors. If the Board of Directors does not propose another director nominee prior to or at the Annual Meeting, the Board of Directors, by resolution, may reduce the number of directors to be elected at the Annual Meeting. Each nominee has agreed to be named in this proxy statement and to serve if elected.
      The election of each director requires the affirmative vote of at least a majority of the shareholders present in person or represented by proxy and entitled to vote for the election of directors. An abstention, broker non-vote, or direction to withhold authority will result in a nominee receiving fewer votes, and will have the same effect as a vote against the nominee.
      The Board of Directors unanimously recommends a vote “FOR” the election of all of the nominees named below for director.
Nominees for Election as Directors
Barrington H. Branch, Age 65
Mr. Branch has served as President of The Branch-Shelton Company, LLC, a private investment banking firm, since 1998. From October 1991 to February 1997, Mr. Branch was President and Chief Executive Officer of DIHC Management Corporation, a wholly owned U.S. real estate investment subsidiary of Pensioenfonds PGGM. He has served as a director of the Company since 1999.
Geoffrey Button, Age 57
Mr. Button has been engaged as an independent real estate and financing consultant since 1995. Prior to December 1995, he was the Executive Director of Wyndham Investments, Ltd., a property holding company of Allied Domecq Pension Funds. Mr. Button has served as a director of the Company since 1993.
William Cavanaugh III, Age 67
Mr. Cavanaugh is Chairman of the World Association of Nuclear Operators (WANO). He retired as Chairman of Progress Energy in May 2004 and as Chief Executive Officer in March 2004, posts he held since August 1999. He previously served as President and Chief Executive Officer of Carolina Power & Light Company (CP&L), one of the predecessors to Progress Energy, Inc., from October 1996 to August 1999 and as President and Chief Operating Officer of CP&L from September 1992 to October 1996. He has served as a Director of the Company since 1999.
Ngaire E. Cuneo, Age 55
Ms. Cuneo currently is a partner of Red Associates, LLC, a venture capital firm in the financial services sector. Ms. Cuneo served as a consultant to Conseco, Inc. from March 2001 through December 2001. From 1992 through March 2001, she was an Executive Vice President of Conseco, Inc., an owner, operator and provider of services to companies in the financial services industry. Ms. Cuneo has served as a director of the Company since 1995.

Charles R. Eitel, Age 56
Mr. Eitel has served as Chairman and Chief Executive Officer of The Simmons Company, an Atlanta based manufacturer of mattresses, since 2000. Prior to that time, Mr. Eitel worked for a number of companies in various capacities, including, but not limited to, president, chief operating officer, and other similar roles. He currently serves on the board of directors of The Simmons Company and American Fidelity Assurance. He has served as a director of the Company since 1999.
R. Glenn Hubbard, Ph.D., Age 47
Dr. Hubbard has served as the Dean of Columbia University, Graduate School of Business since 2004. A Columbia faculty member since 1988, he is also the Russell L. Carson Professor of Finance and Economics. Dr. Hubbard is a member of the Panel of Economic Advisers for the Congressional Budget Office, and is a visiting scholar and Director of the Tax Policy Program for the American Enterprise Institute. Dr. Hubbard also serves as a director for ADP, Inc.; Dex Media; KKR Financial Corporation; BlackRock Closed-End Funds; and Ripplewood Holdings. In addition, Dr. Hubbard was Chairman of the President’s Council of Economic Advisers from 2001 to 2003.
Martin C. Jischke, Ph.D., Age 64
Dr. Jischke has been President of Purdue University since 2000. From 1991 to 2000, Dr. Jischke served as President of Iowa State University. Dr. Jischke also served as chancellor of the University of Missouri-Rolla from 1986 to 1991. He serves as a director of Kerr-McGee Corporation, an energy and inorganic chemical company, and Wabash National Corporation, one of the leading manufacturers of truck trailers and composite trailers.
L. Ben Lytle, Age 59
Mr. Lytle currently serves as the Chairman and CEO of AXIA Health Management, LLC, a provider of prevention and wellness services. Mr. Lytle is Chairman Emeritus of Wellpoint Inc. (formerly known as Anthem, Inc.), a national insurance and financial services firm. From October 1999 to May 2003, Mr. Lytle served as a non-executive Chairman of the Board. From 1997 to October 1999, Mr. Lytle was the Chairman, President and Chief Executive Officer of Anthem, Inc. Mr. Lytle is also a director of Monaco Coach Corporation and USI, Inc. He is an Adjunct Fellow and member of the Board of Trustees of the American Enterprise Institute. Mr. Lytle is the chairman of the Company’s Corporate Governance Committee and also serves as the Company’s Lead Director.
William O. McCoy, Age 72
Mr. McCoy has been a partner of Franklin Street Partners, an investment management firm in Chapel Hill, North Carolina since 1997. From April 1999 to August 2000, Mr. McCoy served as Interim Chancellor of the University of North Carolina at Chapel Hill. Mr. McCoy was Vice President-Finance for the University of North Carolina from February 1995 to November 1998. He retired as Vice Chairman of Bell South Corporation in December 1994. He has served as a director of the Company since 1999. Mr. McCoy also serves on the board of directors of Progress Energy, Inc., Fidelity Investments, Liberty Corporation and North Carolina Capital Management Trust.
Dennis D. Oklak, Age 52
Mr. Oklak was named Chief Executive Officer of the Company in April 2004. Mr. Oklak joined the Company in 1986 and served in various officer positions with the Company from that time until his appointment as Chief Executive Officer. The prior roles include Vice President and Treasurer, Executive Vice President and Chief Administrative Officer, and President and Chief Operating Officer. Mr. Oklak was elected Chairman of the Board of Directors in April 2005. He is also a member of the board of directors of recreational vehicle manufacturer Monaco Coach Corporation and the board of directors of the Greater Indianapolis Chamber of Commerce and the Central Indiana Corporate Partnership. Mr. Oklak also serves on the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT).

Jack R. Shaw, Age 63
Since August 2002, Mr. Shaw has been the Vice President and Treasurer of the Regenstrief Foundation. From 1986 to June 2002, Mr. Shaw served as managing partner of the Indianapolis office of Ernst & Young. He has served as a director of the Company since 2003. Mr. Shaw serves or has served on the board of directors of many community organizations including the Arts Council of Indianapolis, the Indianapolis Chamber of Commerce, the Indianapolis Convention and Visitors Association, the Children’s Museum of Indianapolis, United Way of Central Indiana, and the Central Indiana Corporate Partnership. In addition, Mr. Shaw serves on the Dean’s Advisory Council of the Indiana University Kelley School of Business. The Board of Directors has determined that Mr. Shaw, who serves as chairman of the Company’s Audit Committee, qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.
Robert J. Woodward, Jr., Age 64
Mr. Woodward has served as a director of the Company since 2002. From 1995 to 2002, he was Executive Vice President — Chief Investment Officer of Nationwide, which is one of the largest insurance and financial service organizations in the world. Mr. Woodward currently serves as Chairman of the Board of The Palmer-Donavin Manufacturing Company, a regional building materials distribution company based in Columbus, Ohio. He has held this position since 1997. Mr. Woodward also serves on the Pension Management and Investment Council of Battelle Memorial Institute and as a member of the board of directors of ProCentury Corporation, a publicly owned insurance holding company.
Lead Director
      Mr. Lytle serves as the lead director of the Company’s Board of Directors. In that capacity, among other things, Mr. Lytle chairs the Company’s Corporate Governance Committee and presides over executive sessions of the Company’s independent directors, which are held at least quarterly, and communicates to the Chief Executive Officer the results of such sessions. Accordingly, in establishing the position of lead director, the Company seeks for the Board of Directors to have an appropriate balance between the powers of the Chief Executive Officer and those of the independent directors.
Independent Directors
      Under the Company’s articles of incorporation, at least a majority of the directors must consist of persons who are “unaffiliated directors,” which means only those persons who are not officers or employees of the Company or any of its affiliates. Commencing with the annual meeting of shareholders in 2005, this requirement increased to seventy-five percent (75%). Because none of Mr. Branch, Mr. Button, Mr. Cavanaugh, Ms. Cuneo, Mr. Eitel, Dr. Hubbard, Dr. Jischke, Mr. Lytle, Mr. McCoy, Mr. Shaw nor Mr. Woodward is currently an officer or employee of the Company or any of its affiliates, over ninety percent (90%) of the Company’s current Board consists of unaffiliated directors.
      In addition, under the enhanced corporate governance listing standards of the New York Stock Exchange (the “NYSE”), at least a majority of the Company’s directors, and all of the members of the Company’s Audit Committee, Executive Compensation Committee and Corporate Governance Committee, must meet the test of “independence” as defined under the listing standards of the NYSE. The NYSE listing standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In January 2006, the Board of Directors undertook a review of director independence. During this review, the Board considered, among other things, relationships and transactions during the past three years between each director or any member of his or her immediate family, on the one hand, and the Company and its subsidiaries and affiliates, on the other hand. The purpose of the review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent as defined under the NYSE listing standards. Based on the review, the Board of Directors has determined that all of the directors, except Mr. Oklak, are independent under the listing standards of the NYSE.

Director Retirement Guidelines
      In accordance with the Company’s corporate governance guidelines, Mr. William O. McCoy (who celebrated his 72nd birthday during the past year) submitted a letter of resignation to the Board of Directors, to become effective at the Company’s Annual Meeting. The Corporate Governance Committee determined that it would be in the best interests of the Company for Mr. McCoy to be nominated for re-election to the Board of Directors and, accordingly, requested that Mr. McCoy stand for re-election. Mr. McCoy agreed to stand for re-election, and, if elected, will continue his service as a Director of the Company for a new one-year term. The Corporate Governance Committee recommended Mr. McCoy’s nomination for re-election to the independent directors, who unanimously approved such nomination.
BOARD COMMITTEES
      The Board of Directors has four standing committees, with each committee described below. The members of each committee are also listed below. The members of each of the committees are comprised solely of independent directors.
Audit Committee
      The Audit Committee provides assistance to the Board of Directors in fulfilling its responsibility to the shareholders relating to corporate accounting, reporting practices, the quality and integrity of the financial reports, and other operating controls of the Company. The Audit Committee also is responsible for the selection of the independent auditors and oversees the auditors’ activities. In addition, the committee supervises and assesses the performance of the Company’s internal auditing department.
      Each member of the Audit Committee satisfies the enhanced independence requirements for audit committee members as defined in the listing standards of the NYSE. The Audit Committee operates under a written charter which is available on the Investor Relations/ Corporate Governance section of the Company’s website at www.dukerealty.com. For information regarding procedures established by the Audit Committee for the submission of complaints or concerns about the Company’s accounting, internal accounting controls or auditing matters, you may also visit the Investor Relations/ Corporate Governance section of the Company’s website at www.dukerealty.com.
      The Board of Directors has determined that Mr. Jack R. Shaw is an “audit committee financial expert” as defined under the applicable rules of the SEC.
Corporate Governance Committee
      The purpose of the Corporate Governance Committee is to make recommendations to the Board of Directors regarding corporate governance policies and practices, recommend criteria for membership on the Board of Directors, nominate members to the Board of Directors and make recommendations to the Board of Directors concerning the members, size and responsibilities of each of the committees.
      In determining appropriate candidates to nominate to the Board of Directors and in considering shareholder nominees, the Corporate Governance Committee generally weighs the age, expertise, business experience, character and other board memberships of the candidate. The Board of Directors requires that at least one member of the Board of Directors should meet the criteria for an “audit committee financial expert” as defined under the rules of the SEC. The Corporate Governance Committee may employ a search firm to be used to identify director candidates. In nominating members to the Board of Directors, the Corporate Governance Committee will consider nominees recommended by shareholders if such recommendations are made in writing to the committee. The Company’s by-laws state that the committee must consider such nominees so long as the recommendation is submitted to the Company’s Corporate Secretary at least one hundred and twenty (120) calendar days before the first anniversary of the date that the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders. The Corporate Governance Committee screens all potential candidates in the same manner regardless of the source of recommendation. However, the Corporate Governance Committee may, in its sole discretion, reject any such recommendation for any reason. Submittals should contain a brief biographical sketch of the candidate, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating person’s share ownership.
      The Corporate Governance Committee operates under a written charter, which is available on the Investor Relations/Corporate Governance section of the Company’s website at www.dukerealty.com.
Executive Compensation Committee
      The Executive Compensation Committee reviews and approves the compensation of the Chief Executive Officer and the Company’s compensation strategies, programs, plans and policies. It also oversees the administration of all Company officer and employee benefit plans. In addition, the committee reviews and determines the individual elements of compensation for the executive officers of the Company. The Executive Compensation Committee operates under a written charter, which is available on the Investor Relations/ Corporate Governance section of the Company’s website at www.dukerealty.com.
Finance Committee
      The Finance Committee reviews the current and long-term capital raising strategies and policies of the Company, including significant borrowings, the issuance and redemption of preferred and common stock, the establishment and payment of dividends and other significant financial transactions. The committee also reviews and authorizes property developments, property acquisitions, property dispositions and lease transactions exceeding certain threshold amounts established by the Board. The Finance Committee operates under a written charter, which is available on the Investor Relations/Corporate Governance section of the Company’s website at www.dukerealty.com.
2005 BOARD COMMITTEE MEMBERSHIP AND MEETINGS
      The table below provides current membership and meeting information for each of the Board committees during 2005.

			Executive		Corporate
	Board	Audit	Compensation	Finance	Governance

Mr. Branch	Member		Member
Mr. Button	Member	Member		Member
Mr. Cavanaugh	Member				Member
Ms. Cuneo	Member	Member		Member
Mr. Eitel	Member		Chair
Dr. Hubbard	Member		Member
Dr. Jischke	Member		Member
Mr. Lytle	Lead Director				Chair
Mr. McCoy	Member				Member
Mr. Nelley	Member
Mr. Oklak	Chair
Mr. Shaw	Member	Chair		Member
Mr. Woodward	Member	Member		Chair
Number of 2005 Meetings	6	8	4	10	4
      The independent directors met separately in executive sessions four times in 2005, in addition to the committee meetings noted above. As Lead Director, Mr. Lytle presided over each of these sessions.

Majority Voting Policy for Director Elections
      In January 2006, the Board of Directors voted to amend the Company’s corporate governance guidelines in order to adopt a majority voting policy. In any non-contested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee shall consider the resignation offer and recommend to the Board the action to be taken with respect to such offer of resignation. Within 90 days following certification of the shareholder vote, the Board will act on the recommendation of the Corporate Governance Committee.
      Any Director who tenders his or her resignation pursuant to this provision shall not participate in the Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer.
      If each member of the Corporate Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them.
      If the only Directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer Directors, all Directors may participate in the action regarding whether to accept the resignation offers.
Communications from Shareholders
      As required by the listing standards established by the NYSE, the Company provides a procedure for the Board of Directors to accept communications from shareholders of the Company that are reasonably related to protecting or promoting legitimate shareholder interests. Such procedure can be found on the Investor Relations/Corporate Governance section of the Company’s website at www.dukerealty.com. The Company believes that providing a method for interested parties to communicate with the independent directors of the Board of Directors and/or the entire Board of Directors provides a more confidential, candid and efficient method of relaying any interested parties’ concerns or comments. Such communications should be directed to the independent directors by writing to: Independent Directors, c/o Corporate Secretary, Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240. Communications should be directed to the entire Board of Directors by writing to: Board of Directors, c/o Corporate Secretary, Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240.
Attendance at Annual Meeting
      In 2005, all directors attended at least seventy-five percent (75%) of the meetings of the Board of Directors, including meetings of the committees of which they were members. The Company encourages all of its directors to attend the Annual Meeting and, in 2005, all directors attended such meeting.
Compensation of Directors
      The Company does not pay directors who are also employees of the Company additional pay for their services as directors. The non-employee directors currently are entitled to receive the following compensation:

•	$60,000 of Company common stock per year;

•	$3,500 for attendance at each meeting, whether telephonically or in person, of the Board of Directors;

•	$1,000 for participation in each meeting, whether telephonically or in person, of the committees of the Board of Directors not held in conjunction with a quarterly Board meeting;

•	$10,000 as an annual supplemental retainer for the chairman of the Audit Committee and $6,500 for all other committee chairs; and

•	$2,000 as an annual supplemental retainer for the Lead Director.
      The directors are also reimbursed for reasonable travel expenses in connection with attendance at meetings of the Board and its committees, or other Company functions at which the Chair of the Board or the Chief Executive Officer requests the non-employee directors to participate.
      Each non-employee director also receives an annual grant of restricted stock units pursuant to the Company’s 2005 Non-Employee Director Compensation Plan. These awards currently have the following terms:

•	The grant date is February 10th of each year.

•	The awards vest as to one hundred percent (100%) of the units on the first anniversary of the grant date.

•	The number of restricted stock units awarded is determined by dividing the annual grant value of $35,000 by the closing stock price on the date of grant.
      Newly appointed non-employee directors are entitled to a one-time grant of restricted stock units valued at $50,000. The award will vest as to one hundred percent (100%) of the units on the second anniversary of the date of grant.
      Non-employee directors may elect to receive all or a portion of their board attendance fees in shares of the Company’s common stock pursuant to the Company’s 2005 Non-Employee Directors’ Compensation Plan rather than in cash. The number of shares any such non-employee director receives is equal to the attendance fee otherwise payable divided by the closing price of the common stock as reported on the NYSE on the date the fee was earned.
      Non-employee directors may also elect to defer the receipt of all or a portion of the director fees payable in cash, stock or restricted stock unit awards pursuant to the Company’s Directors’ Deferred Compensation Plan. The deferred fees and earnings thereon are to be paid to the directors after they cease to be members of the Board. Deferred fees that are otherwise payable in Company common stock must be invested in a “deferred stock account.” Annual cash fees may be deferred in either a deferred stock account or an “interest account.”

•	Deferred Stock Account. This account allows the director, in effect, to invest his or her deferred compensation in Company common stock. Funds in this account are credited as hypothetical shares of Company common stock based on the market price of the stock at the time the compensation would otherwise have been paid. Dividends on these hypothetical shares are deemed to be paid and reinvested in additional hypothetical shares based upon the market price of the stock on the date the dividends are paid. Actual shares are only issued when a Director ends his or her service.

•	Interest Account. Amounts in this account earn interest at the prime rate. The rate is adjusted quarterly. The aggregate amount of interest that accrued in 2005 for the participating Director was $1,417.

AUDIT COMMITTEE REPORT
      The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of four directors, each of whom is independent under Securities and Exchange Commission Rule 10A-3 and the listing standards of the New York Stock Exchange. The duties and responsibilities of the Audit Committee are set forth in a written Audit Committee Charter which is available on the Investor Relations/Corporate Governance section of the Company’s website at www.dukerealty.com. The Board has determined that Mr. Jack Shaw is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission.
      Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. KPMG LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
      In connection with these responsibilities, the Audit Committee meets separately at most regular committee meetings with management, the Internal Audit Department and KPMG LLP, the Company’s independent registered public accounting firm. The Audit Committee met with management and KPMG to review and discuss the Company’s 2005 consolidated financial statements. The Audit Committee also discussed with the Company’s independent registered public accounting firm, the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by SAS No. 90 Audit Committee Communications. Management and the Company’s independent registered public accounting firm also made presentations to the Audit Committee throughout the year on specific topics of interest, including: (i) current developments and best practices for audit committees; (ii) updates on the substantive requirements of the Sarbanes-Oxley Act of 2002, including management’s responsibility for assessing the effectiveness of internal control over financial reporting; (iii) the Company’s critical accounting policies; (iv) the applicability of several new and proposed accounting releases; and (v) numerous SEC initiatives. In addition, the Audit Committee received written disclosures from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the Company’s independent registered public accounting firm that firm’s independence. The Audit Committee pre-approved all audit, audit-related and permitted non-audit services provided by KPMG to the Company and the related fees for such services, and has concluded that such services are compatible with the KPMG’s independence.
      Based upon the Audit Committee’s discussions with management and the Company’s independent registered public accounting firm, and the Audit Committee’s review of the representations of management and KPMG, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 to be filed with the SEC.
Audit Committee
Jack R. Shaw, Chair
Geoffrey Button
Ngaire E. Cuneo
Robert J. Woodward, Jr.

FEES PAID TO INDEPENDENT ACCOUNTANTS
      The Company incurred the following fees for services rendered by KPMG LLP, the Company’s independent accountants, during 2005 and 2004:
      Audit Fees: $1,035,420 for 2005 and $977,065 for 2004.
      Audit-Related Fees: $15,000 for 2005 and $35,724 for 2004. These fees include employee benefit plan audits, and other accounting related consultation.
      Tax Fees: None for 2005 and 2004 for tax compliance and tax planning services.
      All Other Fees: None for 2005 and 2004.
Audit Committee Pre-Approval Policies
      In 2003, the Audit Committee adopted a policy, which requires the pre-approval of all fees paid to KPMG for non-audit related services. Under that policy, the committee pre-approved the following services:

•	Audits of the Company’s employee benefit plans in an amount not to exceed $20,000 per year;

•	Tax consulting services in an amount not to exceed $20,000 per year; and

•	Accounting and compensation consulting services in an amount not to exceed $10,000 per year.
      Any services in excess of the pre-approved amounts, or any services not described above, require the pre-approval of the Audit Committee chair, with a review by the Audit Committee at its next scheduled meeting.
Audit Committee Review
      The Company’s Audit Committee has reviewed the services rendered and the fees billed by KPMG LLP for the fiscal year ended December 31, 2005. The Audit Committee has determined that the services rendered and the fees billed last year that were not related directly to the audit of the Company’s financial statements were compatible with the maintenance of independence of KPMG LLP as the Company’s independent public accountants.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
      Each member of our Executive Compensation Committee is independent, as determined by our Board of Directors and based on the NYSE listing standards.
      The Committee has primary responsibility for setting the compensation of the Company’s senior executive officers in a manner that is effective and consistent with our compensation strategy for the Company. As part of that responsibility, we review on an individual basis the performance of each of the Company’s senior executive officers, including the chief executive officer and each of the executive officers named in the summary compensation table on page 22 (our “named executive officers”), and oversee management’s compensation decisions for the Company’s other senior executive officers. The Committee also oversees and approves the design, implementation and administration of the Company’s compensation and benefit plans and programs, including incentive and stock-based compensation plans.
      A more complete description of the Committee’s functions is set forth in the Committee’s charter, which is published on the Investor Relations/ Corporate Governance section of the Company’s website at www.dukerealty.com.
Overview of Executive Compensation Philosophy
      In connection with our responsibility of determining the compensation for the Company’s chief executive officer and approving the compensation for its other executive officers, our primary objectives are to (i) attract and retain high quality executives by providing total compensation opportunities with a combination of compensation elements which are at or above competitive opportunities, and (ii) align shareholder interests and executive rewards by providing substantial incentive opportunities to be earned by the executives if they meet pay-for-performance standards designed to increase long-term shareholder value.
      We review compensation levels for the executive officers of the Company near the beginning of each calendar year. In determining compensation for a specific executive, we consider many factors, including the nature of the executive’s job, the executive’s job performance compared to goals and objectives established for the executive at the beginning of the year, the experience level of the executive in his or her current position, the compensation levels of competitive jobs, and the financial performance of the Company. For executive officers other than the chief executive officer, we consider the recommendations made by our chief executive officer. We also consider competitive market data compiled from independent sources. We regularly use the services of independent consultants to perform analyses and to make recommendations to us relative to executive compensation matters. In 2005, we engaged Frederic W. Cook & Company for assistance in performing a comprehensive review of executive compensation programs at the Company.
Compensation Elements for Senior Executive Officers
      We have established a program that provides for the following key compensation elements: annual base salaries; annual incentive opportunities; and long-term incentive awards, including stock options, restricted stock units and performance awards.
1. Base Salaries
      Base salaries paid to our executive officers are reviewed annually and are adjusted from time to time to recognize outstanding individual performance, promotions and competitive compensation levels. In establishing base salaries, we review the individual executive officer’s experience, performance and level of responsibility. We also take into account the salaries paid to executive officers of a comparison group of other publicly traded REITs, as well as a comparison group of other public, general industry companies. All of our named executive officers were promoted into their current roles within approximately the last two years. Accordingly, the level of their base salaries has generally increased during this period at a rate higher than would normally be anticipated in order to align their compensation with competitive market salaries. The salaries we paid to our named executive officers for the past three years are shown on the summary compensation table on page 21 in the Proxy Statement.

2. Annual Cash Incentives
      We pay annual incentive bonuses to reward executives for achieving or surpassing performance goals which represent norms of excellence for the real estate industry and for execution of specific strategies of the Company. At the beginning of each year, we establish an annual cash incentive target for each named executive officer. Bonuses are paid in cash in February and are based upon our assessment of the Company’s overall performance versus goals that we established, and each executive’s individual performance, with a higher emphasis on overall Company performance for the most senior executives. The overall Company performance factor is based upon a three-tier measurement system consisting of funds from operations (FFO) growth per share of common stock, return on shareholders’ equity and return on real estate investments. The bonuses we paid to our named executive officers for the past three years are shown on the summary compensation table on page 22.
3. Long-Term Incentive Awards
      We determine the amount of long-term incentives awarded to our executive officers on an annual basis, based on the executive’s level of responsibility within the Company. The long-term incentive opportunities consist of stock options, restricted stock units (RSUs) and performance awards, all pursuant to the 2005 Long-Term Incentive Plan.
      Stock Options and RSUs. We believe that option and RSU grants provide our executive officers with long-term incentive opportunities that are aligned with the shareholder benefits of an increased common stock value.
      Each option provides the holder with the opportunity, generally for a period of up to ten years, to purchase one share of common stock from the Company at the exercise price, which may not be less than the fair market value of the Company’s common stock on the date of grant. Options granted in 2005 vest twenty percent (20%) per year over a five-year period, subject to the holder’s continued employment. The number of options granted to our named executive officers in 2005, and the value of these awards, is shown in the tables on pages 23.
      Each RSU represents the right to receive one share of common stock in the future, provided the vesting criteria have been satisfied. The RSUs granted in 2005 vest twenty percent (20%) per year over a five-year period, subject to the holder’s continued employment. During the restricted period, RSUs accumulate dividend equivalents, which are deemed reinvested in additional RSUs. Upon vesting, the original RSUs and the RSUs acquired through corresponding dividend equivalents are converted to shares of the Company’s common stock.
      Performance Awards. Performance awards represent the right to receive common stock or cash payments based on the level of achievement of performance goals. Performance awards are expressed in terms of a target number of shares or units, with the potential to earn less than or more than the target award, based on actual performance.
      Shareholder Value Plan. In 2005, we granted performance shares to each executive officer under the 2005 Shareholder Value Plan. These awards are designed to provide executive officers with long-term incentive opportunities directly related to providing total shareholder return in excess of the median of independent market indices. The performance shares are payable in shares of common stock, and will become fully vested three years after the date of grant, subject to the holder’s continued employment. The number of shares to be earned pursuant to these awards is based on the Company’s total shareholder return for the three-year period as compared to the S&P 500 Index and the REIT 50 Index published by the FTSE Index Company in association with the National Association of Real Estate Investment Trusts (NAREIT). The amount of the award payable may range from a low of zero, if the Company return is less than the 50th percentile of both of the indices, to a high of three hundred percent (300%) of the target award if the Company return is in the 90th percentile or higher of both of the indices, with one hundred percent (100%) of the target award being payable at the 60th percentile.

      Performance Share Plan. This plan was frozen in 2005 upon adoption of the 2005 Long-Term Incentive Plan, with the only outstanding awards from the grants made in 2004 which have the opportunity to vest over a period of five years. Pursuant to the Performance Share Plan, participating executive officers received performance shares, with each performance share representing the economic equivalent of one share of common stock. We determined the appropriate number of performance shares to be granted to an executive after considering his or her position and level of responsibilities within the Company and the overall compensation of the executive relative to competitive overall compensation levels for the executive’s position. Vesting of the awards is based on the Company’s attainment of certain predefined levels of earnings growth over a five-year period. At the beginning of each calendar year while this plan is in effect, we set a targeted earnings growth percentage for the year, and the awards vest based upon a comparison of the actual earnings growth of the Company to the targeted earnings growth percentage. Unvested awards at the end of the five-year period will be forfeited. The value of vested performance shares is paid in cash upon the holder’s termination of employment.
      DIU Replacement Plan. We maintain the 1995 Dividend Increase Unit Plan under which selected officers have been granted dividend increase units (DIUs). The DIUs provide the holder a cash benefit measured by the increase in the Company’s dividend over the term of the award divided by the dividend yield on the date of grant. In 2005, changes in tax laws, specifically the enactment of Section 409A of the Internal Revenue Code, adversely affected the design and operation of DIUs. In keeping with transitional relief provided in proposed Treasury regulations, certain officers, including our named executive officers, voluntarily cancelled their non-grandfathered DIUs in exchange for performance unit awards under the DIU Replacement Plan, which is a subplan of the 2005 Long-Term Incentive Plan. These performance units, which are paid out in cash on an annual basis, are designed to comply with Section 409A of the Internal Revenue Code and, similar to the DIUs they replaced, provide a benefit that is measured by the increase in the Company’s dividend over the term of the award divided by the dividend yield on the date of grant.
Executive Compensation Policy Decisions
      In addition to establishing the compensation elements described above, we have adopted a number of policies to further the goals of our executive compensation program, particularly with respect to strengthening the alignment of our executives’ interests with investor long-term interests.
      1. Stock Ownership Requirement. The stock ownership requirements for our senior executive officers is as follows:

Position	Salary Multiple	Time to Attain

Chief Executive Officer	6x	5 years
Executive Vice Presidents	4x	5 years
      The stock ownership goal for each person subject to the ownership guidelines is determined on an individual basis, first in dollars as a multiple of the executive’s base salary, and then by converting that amount to a fixed number of shares. A copy of the Stock Ownership Guidelines can be found on the Investor Relations/Corporate Governance section of the Company’s website at www.dukerealty.com.
      2. Stock Retention Requirements. Until the senior executive officers reach their ownership guidelines, they will be required to retain shares that are owned on the date they became subject to the Stock Ownership Guidelines and at least seventy-five percent (75%) of “net shares” delivered through the Company’s executive compensation plans. For this purpose, “net shares” means the number of shares obtained by exercising stock options or through the vesting of awards, less the number of shares the executive sells or trades to cover the exercise costs or to pay withholding taxes. If the executive transfers an award, the person to whom the award is transferred will be subject to the same retention requirements. Shares may be disposed of only for one or more of the exclusion purposes as set forth in the director and executive stock ownership guidelines.
      3. Employment and Severance Agreements. As a matter of business philosophy, the Company does not enter into employment agreements with our senior executive officers. In order to secure agreements regarding their activities after separation from the Company, the Company entered into letter arrangements regarding executive severance with certain key officers in 2005. A copy of the form of severance agreement was filed with the SEC as an exhibit to the Company’s Form 8-K on December 19, 2005. For additional disclosure about the terms of the severance agreement, please see the section of the Proxy Statement entitled “Employment and Severance Agreements” on page 20.
      4. Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of certain compensation in excess of $1 million paid to the chief executive officer and the four other most highly paid executive officers of publicly held companies. Certain performance based compensation plans are excluded from this limitation provided the shareholders approve the plan and certain other requirements are met. While we consider the deduction limitation in designing compensation plans and making awards under those plans, we also consider many other factors. The Company did not pay any compensation in 2005 that was not deductible under Section 162 (m) of the Internal Revenue Code, and does not believe that any future nondeductible compensation that is paid will have a material impact on the Company.
Basis for Compensation of the Chief Executive Officer
Dennis D. Oklak
      In 2005, the compensation awarded to Mr. Oklak consisted of the same elements as the other named executive officers: annual base salary, annual cash incentive award and grants under the Company’s long-term incentive plans.
Base Salary
      In 2005, based on our consideration of Mr. Oklak’s performance level and experience with the Company, and after reviewing a survey of compensation paid to chief executive officers of comparable equity-based REITs and other general publicly traded companies, Mr. Oklak’s base salary was increased from $500,000 to $520,000. Upon his election as Chairman of the Board in April 2005, we increased his salary to $570,000 to reflect his new role.
Annual Incentive Award
      At the beginning of each calendar year, we establish a target amount for Mr. Oklak’s annual cash incentive bonus. The amount actually earned is based on the Company’s attainment of certain corporate performance goals as compared to predetermined targets. These financial criteria on which the 2005 performance goals were based include FFO growth per share of common stock, return on shareholders’ equity and return on real estate investments. For 2005, the Company’s FFO per share of common stock was $2.42, as revised for the Company’s sale of its light industrial portfolio and after adding back non-cash impairment charges, its return on shareholders’ equity was 11.86% and its return on real estate investments was 9.05%. Based upon these results as against the predetermined targets, we determined that Mr. Oklak earned an annual cash incentive award of $593,055 for 2005.
Long-Term Incentive Awards
      Mr. Oklak is eligible for long-term incentive awards with a value on the date of grant equal to a percentage of his annual base salary. In 2005, we granted Mr. Oklak the following awards:

•	Options to purchase 51,450 shares of common stock at an exercise price of $31.40 per share, and options to purchase 33,547 shares of common stock at an exercise price of $29.76;

•	8,159 RSUs based on a closing stock price of $30.64 and 5,494 RSUs based on a closing stock price of $33.67;

•	a target amount of 8,159 shares under the Shareholder Value Plan, subject to vesting as described above under “Long-Term Incentive Awards — Performance Awards — Shareholder Value Plan;” and

•	86,189 performance units under the DIU Replacement Plan to replace certain dividend increase units surrendered by Mr. Oklak as discussed above.
      In 2004, Mr. Oklak received an award under the Performance Share Plan with a target value of $450,000. The award vests based on a comparison of actual FFO growth per share of common stock to the target that we establish on an annual basis. The annual vesting percentages range from zero percent (0%) to thirty percent (30%). In 2005, the Company’s adjusted FFO per share of common stock was $2.42, as revised. Based on the Company’s actual performance, the targets set by us and the formulas contained in the plan, Mr. Oklak vested in 21.11% of the 2004 award on January 1, 2006 and 18% on January 1, 2005.
      In February 2005 and February 2006, Mr. Oklak received payment of $113,887 and $53,525, respectively, pursuant to performance share awards granted to him in 2002 and 2003 under the 1995 Shareholder Value Plan. The payout percentages of these awards as determined by formulas contained in the plan were 124.24% and 42.48% for the grants made in 2002 and 2003, respectively, during which time Mr. Oklak served as the Company’s chief executive officer.
Compensation Committee
Charles R. Eitel, Chair
Barrington H. Branch
R. Glenn Hubbard
Martin C. Jischke

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      As noted above, the Executive Compensation Committee is comprised of four independent directors: Messrs. Eitel, Branch, Hubbard and Jischke. No member of the Executive Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors, nor has such interlocking relationship existed in the past.
EMPLOYMENT AND SEVERANCE AGREEMENTS
      On December 14, 2005, the Company entered into letter agreements regarding executive severance (the “Severance Agreement”) with certain key officers, including the Named Executive Officers (as defined on page 22). Under the terms set forth in the Severance Agreement, each executive officer who voluntarily terminates his employment will be entitled to separation payments totaling an amount equal to such officer’s annual base pay in effect on the last day of the calendar year immediately preceding the calendar year during which the executive officer’s employment is terminated. If the Company terminates the executive officer’s employment for cause (as defined in the Severance Agreement), the executive officer will be entitled to separation payments totaling ten thousand dollars ($10,000.00). If the Company terminates the executive officer’s employment for any reason other than for cause, and there has been no change of control (as defined in the Severance Agreement), the executive officer’s termination will be considered a separation for other than cause. In the event the Company terminates the executive officer’s employment for other than cause, the executive officer will be entitled to receive separation payments totaling an amount equal to two (2) times the sum of (i) his annual base pay in effect on the last day of the calendar year immediately preceding the calendar year in which his employment is terminated, plus (ii) any annual cash incentive bonus paid or payable with respect to services performed during that year. If the Company terminates the executive officer’s employment within one (1) year of a change in control of the Company, or if the executive officer terminates his employment by the Company voluntarily for good reason, the executive officer will be entitled to receive separation payments totaling an amount equal to three (3) times the sum of (i) the executive officer’s annual base pay in effect on the last day of the calendar year immediately preceding the calendar year in which the executive officer’s employment is terminated, plus (ii) any annual cash incentive bonus paid or payable with respect to services performed during that year.

PERFORMANCE GRAPH
      The following graph compares, over the five years ending December 31, 2005, the cumulative total shareholder return on the Company’s common stock with the cumulative total return of the S&P 500 Index and the cumulative total return of the NAREIT Equity REIT Total Return Index.
Comparison of Five-year Cumulative Total Return
Company Common Stock, S&P 500 Index
and NAREIT Equity REIT Total Return Index *
Fiscal Years Ended December 31,

	2000	2001	2002	2003	2004	2005

The Company	100.0	106.25	119.25	154.95	180.32	192.53

NAREIT Index	100.0	113.93	118.29	162.21	213.43	239.39

S&P 500 Index	100.0	88.11	68.64	88.33	97.94	102.75

*	Assumes that the value of the investment in shares of the Company’s common stock and each index was $100 on December 31, 2000 and that all dividends were reinvested.

EXECUTIVE COMPENSATION
      The compensation of as the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer for the fiscal year ended December 31, 2005 (collectively, the “Named Executive Officers”) is shown below.
Summary Compensation Table
      The following table sets forth the compensation awarded, earned by, or paid to the Named Executive Officers of the Company during the last three fiscal years.

										Long-Term
										Compensation
										Payouts
						Long-Term Compensation Awards
										(3)
		Annual Compensation							(6)	Shareholder
						(2)	(5)		Securities	Value and Dividend
				Other		Shareholder	Performance	(7)	Underlying	Increase Unit	(4)
Name and				Annual		Value Plan	Share Plan	Restricted	Options	Replacement Plan	All Other
Principal Position	Year	Salary	Bonus	Compensation		Awards	Awards	Stock Units	(#)	Payments	Compensation

Dennis D. Oklak	2005	$551,539	$593,055	$0		$250,000	$0	$434,975	84,997	$164,352	$7,195
Chairman and Chief	2004	519,231	425,000	0		126,000	450,000	0	27,504	115,785	6,666
Executive Officer	2003	315,000	285,000	0		126,000	0	0	35,175	178,016	6,192
Robert M. Chapman	2005	$318,462	$333,555	$6,990	(1)	$100,000	$0	$326,440	33,932	$113,887	$7,195
Senior Executive	2004	311,538	260,000	8,929	(1)	100,000	400,000	0	21,829	126,310	6,666
Vice President, Real	2003	264,308	270,000	18,825	(1)	86,667	0	0	24,195	178,016	6,192
Estate Operations
Matthew A. Cohoat	2005	$296,923	$312,708	$0		$86,666	$0	$127,421	29,407	$24,848	$7,195
Executive Vice	2004	270,000	220,000	0		33,333	350,000	0	7,276	34,104	6,666
President and Chief	2003	156,000	100,000	0		20,000	0	0	5,583	32,043	6,523
Financial Officer
James B. Connor	2005	$272,308	$283,899	$0		$80,000	$0	$169,597	27,145	$82,342	$7,195
Executive Vice	2004	249,231	220,000	0		80,000	200,000	0	17,463	52,630	6,666
President, Chicago	2003	201,538	175,000	0		43,333	0	0	12,098	89,009	6,523
Region
Steven R. Kennedy	2005	$266,154	$278,737	$0		$73,333	$0	$120,258	24,883	$36,675	$7,195
Executive Vice	2004	228,462	220,000	0		33,333	350,000	0	7,276	34,524	6,666
President,	2003	157,000	100,000	0		20,000	0	0	5,583	39,163	6,523
Construction

(1)	Represents tax reimbursements.

(2)	Represents awards made under the Company’s shareholder value plan that are payable three years following the date of grant. See a description of this plan under the heading above entitled “Report of the Executive Compensation Committee — Long-Term Incentive Awards.”

(3)	Represents payments made under the Company’s shareholder value and dividend increase unit replacement plans. Mr. Chapman and Mr. Cohoat held DIU awards that complied with IRC §409A and did not participate in the DIU Replacement Plan. The following table separates the two components of Total LTIP Payments:

	Shareholder Value	Dividend Increase	Total LTIP
	Plan Payment	Unit Plan Payment	Payments

Mr. Oklak	$113,887	$50,465	$164,352
Mr. Chapman	113,887	0	113,887
Mr. Cohoat	24,848	0	24,848
Mr. Connor	57,979	24,363	82,342
Mr. Kennedy	24,848	11,827	36,675

(4)	Represents Company match and profit sharing contributions to the Company’s 401(k) and profit sharing plan.

(5)	Under the performance share plan, awards are made in the form of performance units, each of which is equivalent to one share of common stock. The awards have variable vesting provisions over 5-year terms that are based on the achievement of certain FFO per share growth targets for the Company. Awards are not paid until retirement or termination of employment. Dividends are paid on the awards in cash or additional performance units, at the election of the participant. As of December 31, 2005, the number of vested and unvested performance shares for the Named Executive Officers were as follows:

			$ Value	$ Value
	# Vested	# Unvested	Vested	Unvested

Mr. Oklak	13,454	11,350	$449,356	$379,105
Mr. Chapman	11,022	10,089	368,135	336,982
Mr. Cohoat	3,583	8,828	119,671	294,859
Mr. Connor	2,047	5,045	68,384	168,491
Mr. Kennedy	3,583	8,828	119,671	294,859

(6)	The Company declared and paid a special cash dividend in 2005. All options outstanding on November 9, 2005 were modified through a reduction of the per share exercise price and an increase in the number of options. The net effect of these modifications was to equalize the value of the options before and after the special cash dividend. The number of options shown reflects the 2005 modifications.

(7)	Represents the grant date value of restricted stock units (“RSUs”) awarded under the 2005 Long-Term Incentive Plan. The units vest twenty percent (20%) per year and are eligible to earn dividend equivalents deemed to be reinvested in additional RSUs. Based on the closing price of the Company’s common stock on December 30, 2005 of $33.40 per share, the aggregate number and value of all RSUs held by the Named Executive Officers as of such date were as follows: Mr. Oklak: 14,266 RSUs valued at $476,489; Mr. Chapman: 10,234 RSUs valued at $341,825; Mr. Cohoat: 4,252 RSUs valued at $142,003; Mr. Connor: 5,468 RSUs valued at $182,638; and Mr. Kennedy: 3,967 RSUs valued at $132,492.
Stock Option Grants in 2005
      The following table contains information concerning stock option grants made to each of the Named Executive Officers during 2005 under the Company’s 1995 Stock Option and 2005 Long-Term Incentive Plans:

	Individual Grants(1)

	Number of
	Securities	% of Total
	Underlying	Options	Exercise		Grant Date
	Options	Granted to	Price Per	Expiration	Present
Name	Granted(2)	Employees	Share	Date	Value(3)

Dennis D. Oklak	51,450	6.15%	$31.40	2/10/15	$162,870
Dennis D. Oklak	33,547	4.01%	$29.76	4/27/15	100,644
Robert M. Chapman	33,932	4.06%	$31.40	2/10/15	107,415
Matthew A. Cohoat	29,407	3.52%	$31.40	2/10/15	93,091
James B. Connor	27,145	3.25%	$31.40	2/10/15	85,930
Steven R. Kennedy	24,883	2.98%	$31.40	2/10/15	78,770

(1)	The Company declared and paid a special cash dividend in 2005. All options outstanding on November 9, 2005 were modified through a reduction of the per share exercise price and an increase in the number of options. The net effect of these modifications was to equalize the value of the options before and after the special cash dividend. The number of options and exercise price shown incorporates the 2005 modifications.

(2)	The options vest and become exercisable in five equal annual installments beginning on the first anniversary of the grant date. With the exception of options that qualify as incentive stock options under Section 422 of the Code, the options may be transferred to immediate family members or entities beneficially owned by such family members.

(3)	These values were established using the Black-Scholes stock option valuation model. The following assumptions were used in the model: expected volatility of 20.0%, risk-free interest rate of 4.52%, dividend yield of 6.47%, and expected life of the options of six years. The actual value of the options will depend upon the performance of the Company during the period of time the options are outstanding and the price of the Company’s common stock on the date of exercise.
Aggregated Option Exercises and Year-End Option Values
      The following table contains information concerning option exercises and option holdings by each of the Named Executive Officers for 2005:

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at 12/31/05		at 12/31/05(2)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Dennis D. Oklak	10,608	$105,019	110,924	144,454	$1,177,587	$615,818
Robert M. Chapman	5,550	65,950	167,548	82,734	1,839,458	397,401
Matthew A. Cohoat	0	0	18,801	42,537	191,697	138,565
James B. Connor	3,250	34,852	55,303	56,411	586,584	225,339
Steven R. Kennedy	0	0	28,576	38,033	298,095	129,710

(1)	Represents the amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price.

(2)	Based upon the per share closing price of the Company’s common stock on December 30, 2005 of $33.40, less the exercise price per share.
Long-Term Incentive Plan Awards
      The following table sets forth awards made to the Named Executive Officers in 2005 under the Company’s 2005 Long-Term Incentive Plan, 2005 Shareholder Value Plan and 2005 Dividend Increase Unit Replacement Plan:

				Estimated Future Payouts Under
		Number of	Performance	Non-Stock Priced-Based-Plans
	Date of	Shares, DIURPs,	Period Until
Name	Grant	or Other Rights	Payout	Threshold(#)	Target(#)	Maximum(#)

Dennis D. Oklak
Dividend Increase Unit Replacement Plan Award(1)	12/5/05	86,189	N/A	N/A	N/A	N/A
Shareholder Value Plan(2)	1/1/05	N/A	3 Years	0	8,159	24,478
Robert M. Chapman
Dividend Increase Unit Replacement Plan Award(1)	12/5/05	0	N/A	N/A	N/A	N/A
Shareholder Value Plan(2)	1/1/05	N/A	3 Years	0	3,264	9,791
Matthew A. Cohoat
Dividend Increase Unit Replacement Plan Award(1)	12/5/05	0	N/A	N/A	N/A	N/A
Shareholder Value Plan(2)	1/1/05	N/A	3 Years	0	2,829	8,486
James B. Connor
Dividend Increase Unit Replacement Plan Award(1)	12/5/05	42,118	N/A	N/A	N/A	N/A
Shareholder Value Plan(2)	1/1/05	N/A	3 Years	0	2,611	7,833
Steven R. Kennedy
Dividend Increase Unit Replacement Plan Award(1)	12/5/05	19,236	N/A	N/A	N/A	N/A
Shareholder Value Plan(2)	1/1/05	N/A	3 Years	0	2,393	7,180

(1)	The Company maintained the 1995 Dividend Increase Unit (“DIU”) Plan from 1995 through 2004. DIUs granted to key employees vested over a five-year period at twenty percent (20%) per year and were exercisable at the participant’s discretion. The value of each DIU at the date of exercise is determined by calculating the Dividend Yield at the date the DIU was granted and dividing the increase in the Company’s annualized dividend from the date of grant to the date of exercise by such Dividend Yield. Distribution of a participant’s benefits under the plan is made in cash. DIUs not exercised within 10 years of the date of grant are forfeited. As a result of the American Jobs Creation Act of 2004, DIUs previously granted, unvested as of January 1, 2005 and not deferred under the Executives’ Deferred Compensation Plan were considered deferred compensation that did not comply with IRC §409A. Non-compliant DIUs were replaced with a substitute award under the 2005 DIU Replacement Plan (“DIURP”). Awards granted under the DIURP vest, are valued and expire under the same schedule and formula as the original DIUs. DIURP awards are paid in cash on an annual basis. DIURP payments for 2005 are included in the summary compensation table on page 22.

(2)	Under the Company’s 2005 Shareholder Value Plan, awards are granted as a targeted number of shares to selected key employees. The specified award is payable to the participant on the third anniversary of the grant of the award. The actual payments under the plan are determined based upon the Company’s cumulative total shareholder return for the three-year period beginning on the date of grant as compared to the cumulative total return for the S&P 500 Index and the NAREIT Real Estate 50 Index (the “Indices”) for the same period. The Company’s cumulative total shareholder return is calculated by determining the average per share closing price of the Company’s common stock for the 30 day period preceding the end of the three year period, increased by an amount that would be realized if all cash dividends paid during the three year period were reinvested in common stock of the Company, and comparing this amount to the average per share closing price of the Company’s common stock for the 30 day period preceding the date of grant. The payment of one-half of the bonus award is adjusted based upon the percentile ranking of the Company’s cumulative total shareholder return as compared to each of the Indices for the same period. The payment adjustment may range from zero percent (0%) of the amount awarded, if both of the rankings of the Company’s returns are less than the 50th percentile of both of the Indices, to 300 percent (300%) of the amount awarded if both of the rankings are in the 90th percentile or higher of both of the Indices, with 100 percent (100%) of the award being payable at the 60th percentile. Distribution of a participant’s adjusted bonus award at the end of the three-year period after the date of grant will be made in stock.
Equity Compensation Plan Information
      The following table sets forth certain information as of December 31, 2005 regarding compensation plans under which shares of the Company’s common stock may be issued.

	(A)		(B)	(C)

				Number of Securities
				Remaining Available for Future
	Number of Securities to		Weighted-average	Issuance Under Equity
	be Issued Upon Exercise		Exercise Price of	Compensation Plans (Excluding
	of Outstanding		Outstanding	Securities Reflected in
Plan Category	Options(#)		Options($)	Column(A))(#)

Equity compensation plans approved by security holders	3,786,470	(1)	$25.79	7,293,412	(2)
Equity compensation plans not approved by security holders(3)	—		N/A	223,388
Total Equity Compensation Plans	3,786,470		$25.79	7,516,800

(1)	Represents common stock issuable upon the exercise of outstanding options and the vesting of restricted stock units granted under the Company’s incentive plans, except for 220,173 shares of common stock issuable upon the exercise of outstanding options assumed by the Company in its acquisition of Weeks Corporation. The weighted average exercise price of outstanding options granted under the Weeks Corporation plans was $20.63. The Company cannot grant any additional options under the Weeks Corporation plans.

(2)	Includes 6,971,105 shares of common stock available for issuance under 2005 Long-Term Incentive Plan (all of which may be granted or issued pursuant to awards of restricted stock, restricted stock units and performance awards) and 322,307 shares available for issuance for dividend increase units under the 1999 Director Stock Option and DIU Plan.

(3)	Consists of shares of common stock registered for issuance under the Company’s Employee Stock Purchase Plan, a plan amended and restated in July 2001. Pursuant to Amendment One of the Company’s Employee Stock Purchase Plan approved in October 2002, the Company now purchases all shares on the open market to satisfy its obligations under this plan.
OWNERSHIP OF COMPANY SHARES
      The following table sets forth the beneficial ownership of shares of common stock as of February 15, 2006 for each person or group known to the Company to be holding more than five percent (5%) of such common stock and for each director and Named Executive Officer and the directors and executive officers of the Company as a group. The number of shares shown represents the number of shares of common stock the person “beneficially owns,” as determined by the rules of the SEC, including the number of shares that may be issued upon redemption of units in Duke Realty Limited Partnership (“DRLP”). DRLP is controlled by the Company as its sole general partner. Holders of units in DRLP (other than Duke) may exchange them for Duke common stock on a one for one basis.

					Effective
		Shares			Economic
		Issuable			Ownership of
	Shares and	Upon			Directors
	Units	Exercise of			and
	Beneficially	Stock		Percent of	Executive
Beneficial Owner	Owned	Options	Total	Shares(1)	Officers(2)

Dennis D. Oklak	60,667	144,529	205,196	*	60,667
Robert M. Chapman	24,483	194,793	219,276	*	24,483
Matthew A. Cohoat	73,718	30,001	103,719	*	73,718
James B. Connor	11,998	71,846	83,844	*	11,998
Steven R. Kennedy	41,465	38,891	80,356	*	41,465
Barrington H. Branch	18,800	18,300	37,100	*	18,800
Geoffrey Button	60,330	17,498	77,828	*	60,330
William Cavanaugh III	20,155	16,880	37,035	*	20,155
Ngaire E. Cuneo	34,993	17,498	52,491	*	34,993
Charles R. Eitel	3,980	9,780	13,760	*	3,980
R. Glenn Hubbard	1,148	0	1,148	*	1,148
Martin C. Jischke	1,384	1,029	2,413	*	1,384
L. Ben Lytle	24,421	17,498	41,919	*	24,421
William O. McCoy	42,173	25,400	67,573	*	42,173
John W. Nelley, Jr.(3)	3,966,135	81,179	4,047,314	2.92%	1,004,336
Jack R. Shaw	2,427	3,088	5,515	*	2,427
Robert J. Woodward, Jr.	7,756	5,662	13,418	*	7,756
All Directors and executive officers as a group (20 persons)	4,461,632	960,654	5,422,286	3.89%	1,499,833
FMR Corp.(4)	9,741,952	—	9,741,952	7.23%	N/A

*	Less than one percent (1%).

(1)	These percentages are computed assuming that none of the Units or stock options held by other persons are exchanged for common stock.

(2)	Excludes the portion of any beneficial interest in common stock and Units in which the economic benefit of such common stock and Units are attributable to persons other than the reporting person and his or her family. Also excludes any beneficial interest in stock options.

(3)	Includes 167,584 shares of common stock owned by Mr. Nelley and members of his family, 49,787 shares of common stock held by trusts of which Mr. Nelley is a trustee but in which he disclaims any beneficial interest, 4,238 shares of common stock held by a partnership in which Mr. Nelley is a 16.57% partner, 6,676 shares of common stock held by a partnership in which Mr. Nelley is a 40% general partner,

2,600 shares of common stock held by a partnership in which Mr. Nelley is a 34% general partner, 7,100 shares of common stock held by a partnership in which Mr. Nelley is a .40% partner, and 7,100 shares of common stock held by a corporation in which Mr. Nelley is a 30% shareholder. Also includes 200,000 shares of common stock and 3,521,050 Units held by a partnership in which Mr. Nelley is a general partner and a 29.64% owner.

(4)	The address of FMR is 82 Devonshire Street, Boston, MA 02109. This information was obtained from Schedule 13G filed with the SEC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company’s directors and executive officers and persons who beneficially own more than ten percent (10%) of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock, including derivatives of the Company’s common stock. Officers, directors and greater-than-10%-beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% beneficial owners were complied with during the year ended December 31, 2005, except:

•	One late Form 4 filing each for Messrs. Oklak, Chapman, Cohoat, Connor, Feinsand, Kennedy and Seger to report the vesting of performance shares;

•	One late Form 4 filing for Mr. Nelley to report a purchase of shares of common stock; and

•	One late Form 4 filing for Mr. Hubbard to report an accrual of derivative securities into a deferred compensation account.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      The Audit Committee of the Board of Directors of the Company reviews all material proposed transactions between the Company and related parties. The Company currently does not have any such transactions to report.
PROPOSAL TWO: RATIFICATION OF REAPPOINTMENT OF
INDEPENDENT PUBLIC ACCOUNTANTS
      The Audit Committee has selected KPMG LLP as the Company’s independent public accounting firm for the fiscal year ending December 31, 2006 and has further directed that management submit the selection of the independent public accounting firm for ratification by the shareholders at the Annual Meeting.
      Representatives of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
      The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions and broker non-votes are counted towards a quorum, but will not be treated as a vote against the reappointment and, accordingly, will have no effect on the majority vote required.
      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2006.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
      Proposals of shareholders to be presented at the 2007 annual meeting of shareholders must be received by the Company’s Corporate Secretary prior to November 16, 2006, which is 120 calendar days prior to the anniversary of the mailing of this proxy statement, to be considered for inclusion in the 2007 proxy material. If a shareholder wishes to present a proposal at the 2007 annual meeting, whether or not the proposal is intended to be included in the 2006 proxy material, the by-laws require that the shareholder give advance written notice to the Company’s Corporate Secretary not less than 60 nor more than 90 days prior to the anniversary of the Annual Meeting. If a shareholder is permitted to present a proposal at the 2007 annual meeting but the proposal was not included in the 2007 proxy material, the Company believes that its proxy holder would have the discretionary authority granted by the proxy card (and as permitted under SEC rules) to vote on the proposal if the proposal was received after January 30, 2007, which is 45 calendar days prior to the anniversary of the mailing of this proxy statement.
ANNUAL REPORT
      A copy of the Company’s Annual Report for the year ended December 31, 2005 has been provided to all shareholders of record as of the Record Date. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 may be obtained, free of charge, by any shareholder by writing to Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240, Attention: Investor Relations. Additionally, the EDGAR version of the Company’s Annual Report on Form 10-K is available via the SEC’s website at www.sec.gov.
OTHER MATTERS
      The Board of Directors knows of no other matters to be brought before this Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.
HOUSEHOLDING OF PROXY MATERIAL
      The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering to that address a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You can notify us by sending a written request to Duke Realty Corporation, c/o Corporate Secretary, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240 or by calling our Investor Relations department at (317) 808-6000.

      IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. Whether or not you plan to attend the meeting, you are urged to vote your proxy.

By order of the Board of Directors,

Howard L. Feinsand
Executive Vice President, General Counsel and Corporate Secretary
Indianapolis, Indiana
March 16, 2006

DUKE REALTY CORPORATION
PROXY
600 EAST 96th STREET, SUITE 100
INDIANAPOLIS, INDIANA 46240
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned hereby appoints Dennis D. Oklak and Howard L. Feinsand, and each of them, attorneys-in-fact and proxies, with full power of substitution, to vote, as designated on the reverse side of this proxy, all shares of common stock of Duke Realty Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on April 26, 2006, at 3:30 p.m., local time and at any adjournment or postponement thereof.
To vote your proxy, please date and sign on the reverse side, and mail your proxy card in the envelope provided as soon as possible. You may also vote on the Internet or by e-mail by following the instructions on page 3 of the Proxy Statement.
(Continued on the reverse side)
REVOCABLE PROXY

Please sign, date and return promptly in the enclosed envelope. Please mark your vote in blue or black ink as shown here ☑
1.	ELECTION OF DIRECTORS FOR A TERM OF ONE YEAR

☐	FOR ALL NOMINEES	NOMINEES:
		O	Barrington H. Branch
		O	Geoffrey Button
☐	WITHHOLD AUTHORITY FOR	O	William Cavanaugh III
	ALL NOMINEES	O	Ngaire E. Cuneo
		O	Charles R. Eitel
☐	FOR ALL EXCEPT	O	R. Glenn Hubbard
	(See instruction below)	O	Martin C. Jischke
		O	L. Ben Lytle
		O	William O. McCoy
		O	Dennis D. Oklak
		O	Jack R. Shaw
		O	Robert J. Woodward, Jr.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

		FOR	AGAINST	ABSTAIN

2.	Proposal to ratify the appointment of KPMG LLP as independent auditors	☐	☐	☐
DIRECTORS RECOMMEND A VOTE “FOR” THIS PROPOSAL.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS ONE AND TWO.
The undersigned acknowledges receipt from Duke Realty Corporation of, prior to the execution of this proxy, a notice of the meeting, a proxy statement, and an annual report to shareholders.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE		DATE

SIGNATURE		DATE

(SIGNATURE IF HELD JOINTLY)
NOTE: Please sign exactly as name appears above. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.